Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2014 Financial Results

- Q4 Net Revenues up 21% to $175.0 Million; Non-GAAP Gross Revenues up 19% to $931.1 Million -

VANCOUVER, Washington, February 3, 2015 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 21% to $175.0 million

•	Gross revenues up 19% to $931.1 million

•	Net income increased 27% to $7.0 million or $0.97 per diluted share, compared to $5.6 million or $0.74 per diluted share

•	Excluding the $1.4 million effect of a higher than historical tax rate of 46.6% as a result of the Company’s pre-tax loss position for the full year, net income increased 52% to $8.4 million or $1.17 per diluted share

Fourth Quarter 2014 Financial Results

Net revenues in the fourth quarter of 2014 increased 21% to $175.0 million compared to $144.5 million in the fourth quarter of 2013.

Total non-GAAP gross revenues in the fourth quarter of 2014 increased 19% to $931.1 million compared to $779.3 million in the fourth quarter of 2013 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s co-employed client count and same-store sales growth.

Net income in the fourth quarter of 2014 increased 27% to $7.0 million compared to $5.6 million in the year-ago quarter. Diluted earnings per share in the fourth quarter of 2014 increased 31% to $0.97 compared to $0.74 per diluted share in the year-ago quarter.

As expected, diluted earnings per share in the fourth quarter of 2014 was impacted by the effect of a higher annual income tax rate due to the Company’s pre-tax loss position for full year 2014. Without the effect of the higher fourth quarter income tax rate, net income would have increased 32% to $8.4 million, or $1.17 per diluted share, based on a provision for income taxes of $4.8 million rather than $6.2 million. In 2015, the Company expects its tax rate to return to the mid-to-upper 30’s.

At December 31, 2014, the Company’s cash, cash equivalents, marketable securities and restricted securities totaled $239.1 million compared to $143.2 million at December 31, 2013. At December 31, 2014, the Company had no outstanding borrowings on its revolving credit line.

During the fourth quarter, BBSI finalized a new credit facility with Wells Fargo that includes a $40.0 million term loan, as well as a $14.0 million revolving credit line. The Company obtained this additional capacity to address the increase in its workers’ compensation liability and claims expense accrual for the 2014 third quarter. On December 29, 2014, BBSI used a combination of cash on hand and proceeds from the term loan to satisfy its workers’ compensation reserve funding requirements at December 31, 2014.

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Management Commentary

“We ended 2014 on a strong note, reporting a 19% increase in revenues supported by 9% same-store sales growth and 167 net PEO client adds in the quarter, both of which were at the upper end of our expectations,” said Michael Elich, president and CEO of BBSI. “These results reflect the positive influence our management platform has on our clients’ businesses, as well as the continued development of our brand name in a growing number of markets.

“Over the course of the last year, we’ve continued to strengthen operations while maturing our entire organization. We’ve taken significant steps to strengthen our workers’ compensation reserves and increased our financial capacity to support the company and our growing client base. These steps, along with the momentum we experienced in our fourth quarter, positions BBSI for a strong 2015.”

Full Year 2014 Financial Results

Net revenues in 2014 increased 19% to $636.2 million compared to $532.8 million in 2013. Total non-GAAP gross revenues in 2014 increased 19% to $3.4 billion compared to $2.8 billion in 2013. The increase was primarily attributable to the previously discussed increase in net PEO clients and same-store sales growth.

As a result of the previously reported incremental increase to the Company’s self-insured workers’ compensation reserve during the third quarter of 2014, the Company experienced a net loss in 2014 of $27.1 million compared to net income of $17.9 million in 2013. Diluted loss per share was ($3.78) in 2014 compared to diluted earnings per share of $2.42 in 2013.

12 Month Outlook

BBSI expects gross revenues for all of 2015 to increase approximately 18%. Included in this expectation is a high single-digit contribution from same-store sales growth as well as growth from new business consistent with current trends. The Company also expects diluted earnings per share for the full year of 2015 to increase to approximately $3.30.

Conference Call

BBSI will conduct a conference call tomorrow, February 4, 2015 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2014. The Company’s President and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Date: Wednesday, February 4, 2015

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-539-3678

International dial-in number: 1-719-325-2463

Conference ID: 6150119

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=112749 and via BBSI’s investor relations section of the BBSI website at www.barrettbusiness.com.

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A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 4, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 6150119

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
(in thousands)	December 31,		December 31,
	2014	2013	2014	2013

Revenues:
Professional employer services	$885,816	$742,181	$3,191,229	$2,665,714
Staffing services	45,313	37,118	165,833	143,881
Total revenues	931,129	779,299	3,357,062	2,809,595
Cost of revenues:
Direct payroll costs	785,669	658,262	2,827,732	2,369,282
Payroll taxes and benefits	67,836	58,320	266,844	228,903
Workers' compensation	43,583	38,416	232,069	124,886
Total cost of revenues	897,088	754,998	3,326,645	2,723,071
Gross margin	$34,041	$24,301	$30,417	$86,524

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$885,816	$742,181	$(756,113)	$(634,774)	$129,703	$107,407
Staffing services	45,313	37,118	-	-	45,313	37,118
Total revenues	$931,129	$779,299	$(756,113)	$(634,774)	$175,016	$144,525
Cost of revenues	$897,088	$754,998	$(756,113)	$(634,774)	$140,975	$120,224

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	(Unaudited)
	Year Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$3,191,229	$2,665,714	$(2,720,878)	$(2,276,751)	$470,351	$388,963
Staffing services	165,833	143,881	-	-	165,833	143,881
Total revenues	$3,357,062	$2,809,595	$(2,720,878)	$(2,276,751)	$636,184	$532,844
Cost of revenues	$3,326,645	$2,723,071	$(2,720,878)	$(2,276,751)	$605,767	$446,320

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations for gross revenues, diluted earnings per share and tax rate for 2015, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2013 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended September 30, 2014. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$11,544	$93,557
Marketable securities	29,957	19,787
Trade accounts receivable, net	102,627	85,586
Income taxes receivable	11,421	-
Prepaid expenses and other	3,813	3,026
Restricted markertabe securities and workers' compensation deposits	3,776	-
Deferred income taxes	15,791	8,929
Total current assets	178,929	210,885
Marketable securities	20,930	5,909
Property, equipment and software, net	22,675	20,549
Restricted certificates of deposit	114,335	12,789
Restricted marketable securities and workers' compensation deposits	58,533	11,205
Other assets	5,306	4,165
Goodwill	47,820	47,820
	$448,528	$313,322

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$25,220	$220
Accounts payable	2,719	3,252
Accrued payroll, payroll taxes and related benefits	120,133	92,516
Income taxes payable	-	1,236
Other accrued liabilities	1,917	313
Workers' compensation claims liabilities	54,049	35,841
Safety incentives liabilities	14,232	13,086
Total current liabilities	218,270	146,464
Long-term workers' compensation claims liabilities	161,933	76,603
Long-term debt	19,833	5,053
Deferred income taxes	8,159	10,787
Customer deposits and other long-term liabilities	1,675	1,862
Stockholders' equity	38,658	72,553
	$448,528	$313,322

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Fourth Quarter Ended		Year Ended Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Professional employer service fees	$129,703	$107,407	$470,351	$388,963
Staffing services	45,313	37,118	165,833	143,881
Total revenues	175,016	144,525	636,184	532,844
Cost of revenues:
Direct payroll costs	34,584	28,310	126,399	108,800
Payroll taxes and benefits	67,836	58,320	266,844	228,903
Workers' compensation	38,555	33,594	212,524	108,617
Total cost of revenues	140,975	120,224	605,767	446,320
Gross margin	34,041	24,301	30,417	86,524
Selling, general and administrative expenses	20,281	16,948	73,821	60,061
Depreciation and amortization	663	550	2,506	2,037
Income (loss) from operations	13,097	6,803	(45,910)	24,426
Other income, net	87	170	573	476
Income (loss) before taxes	13,184	6,973	(45,337)	24,902
Provision for (benefit from) income taxes	6,150	1,413	(18,253)	7,010
Net income (loss)	$7,034	$5,560	$(27,084)	$17,892
Basic income (loss) per common share	$0.99	$0.78	$(3.78)	$2.52
Weighted average basic common shares outstanding	7,122	7,165	7,160	7,105
Diluted income (loss) per common share	$0.97	$0.74	$(3.78)	$2.42
Weighted average diluted common shares outstanding	7,234	7,477	7,160	7,397

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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